DATED OCTOBER 26, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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PERICOM SEMICONDUCTOR CORPORATION

(Name of Registrant as Specified in its Charter)

MONTAGE TECHNOLOGY GROUP LIMITED

PORSCHE ACQUISITION SUB, INC.

HOWARD YANG

STEPHEN TAI

MARK VOLL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 26, 2015, Montage issued the following press release:

Montage Technology Group Limited Comments on Announcement

by Pericom Semiconductor Corporation

Reiterates Commitment to $18.50 Per Share Cash Offer

MILPITAS, CA, October 26, 2015— Montage Technology Group Limited (“Montage”) today issued a statement in response to the press release issued on October 26, 2015, by Pericom Semiconductor Corporation (NASDAQ: PSEM) (“Pericom”). The full text of the statement is below:

We are disappointed, and frankly quite surprised, that the Pericom Board of Directors would reject our superior $18.50 per share all cash offer and deny their shareholders the value of our offer. Montage’s offer of $18.50 per share in cash represents a highly attractive premium of approximately 52% to the unaffected closing price on September 2, 2015, and a premium of approximately 9% to Diodes Incorporated (“Diodes”) offer, which we believe Pericom’s Board is irrationally defending.

As previously noted, Montage has committed financing from China Electronics Corporation (“CEC”) and the Bank of China, which together with Montage’s cash on hand would fully fund the purchase price, has agreed to “hell or high water” commitments on regulatory efforts, and has agreed to escrow a $21.5 million reverse break-up fee with Citibank in the U.S., payable to Pericom if Montage fails to close as a result of a failure to obtain required regulatory approvals or clearances, or payable to Pericom if the merger agreement is terminated as a result of a financing failure.

Montage continues to believe that its $18.50 per share cash offer would provide Pericom shareholders with a substantially superior valuation to the $17.00 per share offer by Diodes and clearly constitutes a “Superior Proposal” under Pericom’s merger agreement with Diodes. It is clear to us – and we believe should now be clear to Pericom shareholders – that Pericom’s Board is solely focused on consummating its preferred transaction with Diodes.

In light of the apparent intransigence of the Pericom Board, Montage will solicit votes against the Diodes transaction so that Pericom shareholders can decide for themselves whether they would prefer to receive the significantly higher value offered by Montage. Montage will begin to mail its definitive proxy materials shortly to Pericom shareholders.

Barclays is acting as financial advisor to Montage and O’Melveny & Myers LLP is serving as legal counsel.

Montage and its directors, executive officers and certain employees may be deemed, under rules of the Securities and Exchange Commission (“SEC”), to be participants in the solicitation of proxies from Pericom shareholders in connection with Pericom’s Special Meeting of Shareholders. Information about the interests in Pericom of Montage and its directors, executive officers and employees are set forth in a definitive proxy statement that was filed with the SEC on October 26, 2015 (the “Montage Proxy”).

Investors are urged to read in its entirety the Montage Proxy which is available now and any other relevant documents filed with the SEC when they become available, because they contain (or will contain) important information. The Montage Proxy, and any other documents filed by Montage with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov. The Montage Proxy and such other documents may also be obtained free of charge by contacting Innisfree M&A Incorporated,

Montage’s proxy solicitor, toll-free at: (888) 750-5834 or 501 Madison Avenue, 20th Floor, New York, New York 10022.

About Montage Technology

Montage Technology is a global fabless provider of analog and mixed-signal semiconductor solutions currently addressing the home entertainment and cloud computing markets. In the home entertainment market, Montage’s technology platform enables the Company to design highly integrated end-to-end solutions with customized software for set-top boxes. These solutions optimize signal processing performance under demanding operating conditions typically found in emerging marketing environments. In the cloud computing market, Montage offers high performance, low power memory interface solutions that enable memory intensive server applications. Its technology platform approach allows Montage to provide integrated solutions that meet the expanding needs of customers through continuous innovation, efficient design and rapid product development. For more information regarding Montage please visit the Company’s website at www.montage-tech.com.

Company Contact:

Montage Technology

Mark Voll, CFO

P: 408-982-2780 or 86-21-6128-5678 x8618

Investor Contact:

Arthur Crozier/Jennifer Shotwell/Jon Salzberger

Innisfree M&A Incorporated

(212) 750-5833

Media Contact:

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann or Jed Repko

(415) 869-3950

Mahmoud Siddig

(212) 355-4449